                                                                 EXECUTION COPY

                        EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into as of October __, 1997, by and between BERNARD CHAUS, INC., a New York corporation (the"Company"), and LYNN BUECHNER (the "Executive") (hereinafter collectively referred to as "the parties").

         WHEREAS, the Company desires to employ the Executive as President of its Nautica Women's Division and the Executive is willing to be so employed by the Company; and

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to so employ the Executive and the Executive is willing to render services on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:

         1. Term. The initial term of employment under this Agreement shall be for the period commencing on October 27, 1997 (the "Commencement Date") and ending on the third anniversary of the Commencement Date (the "Initial Term"); provided, however, that upon the expiration of the Initial Term, this Agreement shall be automatically extended for a period of one year and again for successive one-year periods on each anniversary thereof, unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended.

         2. Employment.

                  (a) Position. The Executive shall be employed as the President of the Company's Nautica Women's Division, provided, however, that if the License Agreement (as defined below) is materially modified, terminated, expires or is not renewed the Executive shall be employed by the Company in such executive positions with a division of the Company of reasonably comparable status and responsibilities as may be determined by the Board. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in any of such executive capacities. The Executive shall report directly to the Chairperson of the Board and the Company's Chief Executive Officer. The "License Agreement" shall mean that certain agreement dated as of September 6, 1995 by and between the Company and Nautica Apparel, Inc.

                  (b) Obligations. The Executive agrees to devote her full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or


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managing personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities hereunder.

         3. Compensation.

                  (a) Compensation. The Company agrees to pay or cause to be paid to the Executive during each year of the Initial Term of this Agreement
(a) an annual base salary at the rate of four hundred thousand dollars ($400,000) (the "Base Salary") and (b) an amount equal to the greater of (i) two percent (2%) of "Net Sales" (as hereinafter defined) in excess of $24 million (or a pro-rata portion of $24 million for the fiscal year in which occurs the termination of the Executive's employment hereunder based on the number of days elapsed in such fiscal year of termination) of the Company's Nautica Women's Division for each fiscal year of the Company and (ii) one hundred thousand dollars ($100,000) ("Net Profit Participation"). Each year of the Initial Term, commencing with the first day of the second year of the Initial Term, the Company shall increase the Base Salary by twenty-five thousand dollars ($25,000). Such increase in the Base Salary shall, from and after the effective date of the increase, constitute the "Base Salary" for purposes of this Agreement. Base Salary shall be payable in equal installments not less frequently than semi-monthly and otherwise in accordance with the Company's customary practices applicable to its executives. "Net Sales" for any fiscal year shall mean the Company's Nautica Women's Division sales at standard after discounts, allowances and returns. If the License Agreement is terminated, materially amended, expires or is not renewed, the Executive and the Company shall establish a bonus arrangement for the Executive's behalf that is substantially equivalent on an economic basis as that set forth above.

         Subject to Sections 8(b)(iii) and 8(c)(iii) below, for the Company's fiscal year ending June 30, 1998, the Net Profit Participation shall be calculated by multiplying the Net Profit Participation otherwise calculated based on the full fiscal year by a fraction, the numerator of which is the number of days of such fiscal year on which the Executive was so employed and the denominator of which is 365. The Net Profit Participation shall be paid promptly after the determination of the amount thereof, which determination shall be made not later than 90 days following the end of such fiscal year.

                  (b) Sign-on Bonus. As additional compensation for services to be rendered, the Company shall pay to the Executive on the Commencement Date, a sign-on bonus of one hundred and fifty thousand dollars ($150,000) (the "Sign-on Bonus") in cash. In the event the Executive voluntarily terminates her employment other than for Good Reason (as hereinafter defined), or breaches any of the provisions of Section 9 below, or if the Company terminates the Executive's employment for Cause (as hereinafter defined) in each case, prior to the first anniversary of the Commencement Date, the Executive shall promptly pay back to the Company in cash the Sign-on Bonus. For purposes of this Agreement, "Good Reason" means (i) the failure to continue the Executive as President of the Company's Nautica Women's Division or such other capacity as contemplated by Section 2 hereof; (ii) the assignment to the Executive of any duties materially inconsistent with the Executive's positions, duties, authority, responsibilities


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and reporting requirements as set forth in Section 2 hereof; (iii) a reduction in or a material delay in payment of the Executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the Company, the Board or any person controlling the Company requires the Executive to be based outside of the New York City metropolitan area, other than on travel reasonably required to carry out the Executive's obligations under this Agreement or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Company upon a merger, consolidation, sale or similar transaction; provided, however, that "Good Reason" shall not include (A) acts not taken in bad faith which are cured by the Company in all respects not later than 30 days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason") or (B) acts taken by the Company by reason of the Executive's physical or mental infirmity which impairs the Executive's ability to substantially perform the duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

         4. Stock Options. On the 30th day following the consummation of the Company's proposed rights offering as described in the Company's Form 10-K dated October 14, 1997 (the "Restructuring"), the Company shall grant to the Executive options (the "Stock Option") to acquire a number of shares of the Company's common stock that has an aggregate fair market value on such date equal to four hundred thousand dollars ($400,000). The Stock Option shall vest with respect to twenty percent (20%) of the shares subject thereto on each of the first five anniversaries of the grant date subject to continued employment, and shall have a term of ten years. Fair market value (for purposes of the first sentence of this Section 4) and the per share exercise price of the Stock Option shall be equal to the average fair market value of the Company's common stock during the 30-day period immediately following consummation of the Restructuring (the "30 Day Average"); provided, however, that the per share exercise price of the Stock Option shall not be less than the fair market value of such stock on the date of grant. In the event that the per share exercise price of the Stock Option exceeds the 30 Day Average (the "Excess"), the number of shares subject to the Stock Option shall be increased by the quotient of (x) the product of the number of shares subject to the Stock Option without regard to this sentence multiplied by the Excess, divided by (y) the per share exercise price of the Stock Option. The vesting provisions of the Stock Option shall be governed by the terms of the stock option plan (the "Plan") to be adopted by the Company in connection with the Restructuring; provided, however, that the vesting terms of the Stock Option shall be no less favorable than the vesting terms of options granted in connection with the Restructuring to any other senior executive of the Company other than Andrew Grossman or which may be granted to any such employee within the six (6) months following the Restructuring; and provided, however, that the Stock Option shall vest upon a "change in control" (as defined in the Plan).


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         5. Executive Benefits.

                  (a) General. The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time. The Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.

                  (b) Automobile. The Company shall pay the Executive $2,000 per month on a gross basis, i.e., pre-tax, subject to applicable withholding taxes, to be used as an automobile allowance.

         6. Other Benefits.

                  (a) Expenses. The Executive shall be entitled to receive prompt reimbursement of all out-of-pocket expenses reasonably incurred by her in connection with the performance of her duties hereunder, including, without limitation, all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided the Executive submits documentation for the reimbursement of such expenses in accordance with the policies and procedures established by the Company for its executives.

                  (b) Office and Facilities. The Executive shall be provided with an appropriate office in the Company's New York City headquarters and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of her duties hereunder.

                  (c) Vacation. The Executive shall be entitled to four (4) weeks paid vacation in each full twelve month period during the Initial Term, such vacation to be taken at such time or times as are consistent with the requirements of the Company's business and performance of the Executive's duties and responsibilities hereunder. Unused vacation time may be accumulated and carried forward to a subsequent year.

         7. Termination. The Executive's employment hereunder may be terminated under the following circumstances:

                  (a) Disability. The Company shall be entitled to terminate the Executive's employment after having established the Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which prevents the Executive from substantially performing her duties under this Agreement for a period of at least six (6) months in any 12 month calendar period.

                  (b) Termination by the Company. The Company shall be entitled to terminate the Executive's employment for "Cause" as hereafter provided or without Cause. For


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purposes of this Agreement, "Cause" shall mean that the Executive (1) willfully and continually fails to perform those duties with the Company set forth in this Agreement (other than a failure resulting from the Executive's incapacity due to physical or mental illness); (2) performs the duties hereunder with the Company in a grossly negligent manner; (3) commits one or more acts of willful misappropriation from the Company; or (4) is indicted, pleads guilty or nolo contendere or is convicted of an act which is defined as a felony under federal or state law.

         The Executive shall be given written notice by the Board of a proposed termination for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. The Executive shall be entitled to a hearing before the Board or a committee thereof established for such purpose and to be accompanied by legal counsel. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided the Executive requests such hearing within 30 days of the written notice from the Board of the termination for Cause. If after such a hearing the Company determines to terminate the Executive for Cause or the Executive does not request such a hearing, the termination date shall be the date on which written notice was provided to the Executive by the Board.

                  (c) Termination by Death. The Executive's employment shall terminate by reason of her death.

                  (d) Expiration of Term. The Executive's employment shall terminate upon expiration of the Initial Term or any extension thereof.

                  (e) Notice of Termination. Any purported termination by the Company or by the Executive shall be communicated by a written Notice of Termination to the other two weeks prior to the Termination Date (as defined below). For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

                  (f) Termination Date. "Termination Date" shall mean in the case of the Executive's death, the date of death, or in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive.

         8. Compensation Upon Termination.

                  (a) If during the Initial Term or any extensions thereof, the Executive's employment is terminated by the Company for Cause or the Executive terminates her employment (including giving notice not to extend the term of this Agreement), the Company's


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sole obligation to the Executive shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for out-of-pocket expenses incurred in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company through the Termination Date, (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon), (iv) unpaid Net Profit Participation for fiscal years prior to the year of termination, and (v) accrued vacation pay for the fiscal year of termination without regard to any carryover vacation time from prior fiscal years (collectively, "Accrued Compensation"). The vested portion of the Stock Option shall remain exercisable for a period of 90 days from the Termination Date, and will be extinguished thereafter if not exercised within such period, and the unvested portion of the Stock Option shall be canceled.

                  (b) If the Executive's employment is terminated by the Company other than for Cause, by reason of the Company's written notice to the Executive of its decision not to extend the term of this Agreement or by the Executive for Good Reason, the Company's sole obligation hereunder shall be as follows:

                           the Company shall pay the Executive the Accrued
Compensation;

                           (ii) the Company shall continue to pay the Executive
the Base Salary for the longer of the remainder of the Initial Term or a period of one (1) year from the Termination Date (subject to offset pursuant to Section 8(e) below);

                           (iii) the Company shall pay the Executive an amount
equal to the pro-rated Net Profit Participation as calculated pursuant to
Section 3(a) of this Agreement based on the Company's performance and the number of days elapsed in the fiscal year in which the termination occurs through the date of termination; and

                           (iv) the Stock Option will immediately vest and be
exerciseable with respect to the shares subject thereto scheduled to vest through the next two succeeding scheduled vesting dates, and the option shall remain exercisable for 90 days after termination. The unvested portion of the Stock Option shall be canceled.

                  (c) If the Executive's employment is terminated by the Company by reason of the Executive's death or Disability, the Company's sole obligation shall be as follows:

                           (i) the Company shall pay the Executive the Accrued
Compensation;

                           (ii) the Company shall pay the Executive the Base
Salary for a period of one (1) year from Termination Date;

                           (iii) the Company shall pay the Executive an amount
equal to the pro-rated Net Profit Participation as calculated pursuant to
Section 3(a) of this Agreement


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based on the Company's performance and the number of days elapsed in the fiscal year in which the termination occurs through the date of termination; and

                           (iv) the Stock Option will immediately vest with
respect to the shares subject thereto scheduled to vest through the next succeeding scheduled vesting date and the option shall remain exercisable for one (1) year following the Termination Date. The unvested portion of the Stock Option shall be canceled.

                  (d) During the period the Executive is receiving salary continuation pursuant to Section 8 (b)(ii) or 8(c)(ii) hereof, the Company shall, at its expense, provide to the Executive and the Executive's beneficiaries medical and dental benefits substantially similar in the aggregate to those provided to the Executive immediately prior to the date of the Executive's termination of employment; provided, however, that the Company's obligation with respect to the foregoing benefits shall be reduced to the extent that the Executive or the Executive's beneficiaries obtain any such benefits pursuant to a subsequent employer's benefit plans.

                  (e) If the Company is obligated pursuant to Section 8(b)(ii) to continue to pay the Base Salary for a period of more than one (1) year, such obligation shall be reduced for periods after the expiration of the one (1) year period following termination by an amount equal to all amounts received by the Executive in connection with any other employment (including self-employment) with respect to periods on and after the first anniversary of the date of termination.

         9. Employee Covenants.

                  (a) Unauthorized Disclosure. The Executive shall not, during her employment by the Company and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any information relating to the business or prospects of the Company or any of its affiliates (including, but not limited to, any confidential information with respect to any of the Company's or any of its affiliates' customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices); provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by her in violation of this Section 9(a)).

                  (b) Non-Competition. During the Non-Competition Period, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is engaged,



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directly or indirectly, in the manufacturing of Women's Better Apparel;
provided, however, that the "beneficial ownership" by the Executive after termination of employment with the Company, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 9 of this Agreement.

         The "Non-Competition Period" means the period the Executive is employed by the Company plus one (1) year thereafter unless the termination is by the Company without Cause or by the Executive for Good Reason.

                  (c) Non-Solicitation. During the No-Raid Period, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, solicit away from the employ of the Company any person who is an employee of the Company, its subsidiaries and/or affiliates.

         The "No-Raid Period" means the period the Executive is employed by the Company plus one (1) year thereafter.

                  (d) Remedies. The Executive agrees that any breach of the terms of this Section 9 would result in irreparable injury and damage to the Company and its affiliates for which the Company and its affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company and its affiliates may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company and its affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the covenants in this Section 9 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

         The provisions of this Section 9 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 9; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending herself against the enforceability of the covenants and agreements of this
Section 9.


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         10. Limitation of Payments.

                  (a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

                  (b) The determination of whether the Payments shall be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at the Company's expense, by an accounting firm selected by the Company which is one of the six largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and the Executive within ten (10) days of the date of termination of the Executive, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax).

         11. Successors and Assigns.

                  (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns to the Company's business and/or assets. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

                  (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives,



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except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

         12. Arbitration. Except with respect to the remedies set forth in
Section 9(d) hereof, if in the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, either party delivers to the other party a written demand for arbitration of a controversy or claim then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in New York, New York. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the "Panel"). The Panel shall have no authority to award punitive damages against the Company or the Executive. The Panel shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement. In connection with an award or a judgment by an arbitrator, judge or similar person with respect to any disputed issue arising under this Agreement, the prevailing party on such issue shall receive reasonable attorneys' fees from the other party reasonably attributable to such issue.

         13. Fees and Expenses. The Company shall pay the legal fees reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement, payable upon submission of the billing statement or paid receipt for such services rendered by the Executive's counsel.

         14. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after mailing if sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:          Ms. Lynn Buechner
                           200 East 64th Street
                           New York, New York 10021

With a Copy to:            Haythe & Curley
                           237 Park Avenue
                           New York, New York  10017
                           Attention:  John J. Butler, Esq.
                           Facsimile Number:  (212) 682-0200



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To the Company:            Bernard Chaus, Inc.
                           1410 Broadway
                           New York, New York  10018
                           Attention:  Chairperson of the Board
                           Facsimile Number:  (212) 921-4619

With a Copy to:            Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004
                           Attention:  Howard B. Adler, Esq.
                           Facsimile Number:  (212) 859-4000

         15. Settlement of Claims. Except as set forth in Section 8(e) above, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

         16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

         18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.



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         20. Representations. The Executive represents and warrants to the
Company that no agreement, other commitment or law limits in any way the Executive's ability to negotiate, enter into or fully perform her obligations under this Agreement. The Executive shall indemnify and hold harmless the Company and its affiliates from any breach of such representation and warranty.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                                         BERNARD CHAUS, INC.



                                         By: /s/ Josephine Chaus
                                            -----------------------------------
                                             Name:  Josephine Chaus
                                             Title:  Chief Executive Officer
                                             Date:  October 28, 1997


                                             /s/ Lynn Buechner
                                            -----------------------------------
                                             Lynn Buechner
                                             Date:  October 23, 1997



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